Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
          FROM

CONTACTS:	Bank Mutual Corporation Michael T. Crowley, Jr. Chairman and Chief Executive Officer or Michael W. Dosland Senior Vice President and Chief Financial Officer (414) 354-1500
BANK MUTUAL CORPORATION REPORTS OPERATING RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2011
Milwaukee, Wisconsin
July 22, 2011
Bank Mutual Corporation (NASDAQ: BKMU) announced today that, including a non-cash goodwill impairment of $52.6 million, its net loss for the second quarter of 2011 was $51.4 million or $1.12 per diluted share. The goodwill impairment had no effect on the liquidity, operations, tangible capital, or regulatory capital of Bank Mutual Corporation (“Bank Mutual”) or its subsidiary bank. This impairment was primarily the result of a continued decline in Bank Mutual’s stock price and market capitalization. Excluding the impact of the impairment, earnings during the second quarter of 2011 were $1.2 million or $0.03 per diluted share compared to $731,000 or $0.02 per diluted share during the same quarter in 2010. Year-to-date, net income (loss), including goodwill impairment, was $(50.3) million or $(1.10) per diluted share in the first six months of 2011 compared to $2.8 million or $0.06 per diluted share in the same period last year. Excluding the goodwill impairment, earnings were $2.2 million or $0.05 per diluted share during the first six months of 2011. Bank Mutual also announced that its non-performing assets declined by $14.1 million or nearly 10% during the recently completed quarter.
Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual commented, “We are pleased that our earnings before goodwill impairment continued to show quarter-over-quarter improvement despite a difficult economic environment.” David A. Baumgarten, President of Bank

Mutual, added, “We are also pleased that we are ahead of our own expectations for reducing non-performing assets and we remain confident in the strategies we have developed for dealing with the level of our non-performing assets in upcoming periods.” Mr. Baumgarten continued, “In recent months we’ve implemented several procedures and processes that will further enhance our ability to stay on track with our number one goal of reducing non-performing assets.”
Bank Mutual’s net interest income increased by $3.7 million or 29.9% during the second quarter of 2011 compared to the same quarter of 2010 and by $5.4 million or 20.4% during the first six months of 2011 compared to the same period in 2010. These increases were primarily attributable to an improvement in Bank Mutual’s net interest margin, which increased to 2.82% in both the three and six month periods of 2011, compared to 1.54% and 1.65% in the same periods of 2010, respectively. The improvement in net interest margin in the current year was primarily the result of Bank Mutual’s early repayment of $756.0 million in high-cost borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago in December of 2010. The repayment resulted in a significant decline in the average cost of interest-bearing liabilities in the 2011 periods compared to the same periods in the previous year. Also contributing to the decline in Bank Mutual’s average cost of liabilities in the 2011 periods compared to 2010 was a decline in its average cost of deposits. Bank Mutual’s average cost of deposits declined by 42 and 45 basis points during the three and six month periods ended June 30, 2011, respectively, compared to the same periods in 2010. Bank Mutual continues to manage its overall liquidity position by aggressively managing the rates it offers on its certificates of deposits and certain other deposit accounts. However, absent a meaningful decline in market interest rates for deposits, management believes that the ability to significantly reduce the cost of Bank Mutual’s deposit liabilities during the remainder of 2011 is limited.
Also contributing to the improvement in Bank Mutual’s net interest margin during the three and six months ended June 30, 2011, was a 34 and 23 basis point improvement, respectively, in the yield on interest-earning assets compared to the same periods in 2010. These improvements were caused by a shift in the mix of earning assets from lower-yielding assets, such as overnight investments and available-for-sale securities, to higher-yielding assets, such as loans receivable. The changes in mix were caused by the buildup in 2010 of lower-yielding assets to increase liquidity due to market conditions and management’s outlook at that time for the direction of future interest rates. Partially offsetting the favorable impact of the improved asset mix was a decline in the average yield on Bank Mutual’s loans receivable and available-for-sale securities in the first half of 2011 compared to the same period in 2010. These declines were caused by a declining interest rate environment during much of 2010 that resulted in lower yields on these earning assets in 2011. In addition, Bank Mutual sold a substantial number of higher-yielding available-for-sale securities in 2010 at gains, which reduced the overall yield on its securities portfolio.
Bank Mutual’s provision for loan losses was $805,000 during the second quarter of 2011 compared to $6.2 million in the same quarter last year. The provision for the six months ended June 30, 2011, was $4.0 million compared to $9.5 million in the same period last year. The provisions for loan losses in these periods have been impacted by continuing weak economic conditions, high unemployment, and lower values for real estate. These conditions have been particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. Beginning in the latter part of 2010, management began to notice an increase in vacancy rates, a decline in rents, and/or delays in unit sales for many of the properties that secure Bank Mutual’s loans. In many instances, management’s observations included loans that borrowers and/or loan guarantors have managed to keep current despite underlying difficulties with the collateral properties. During the second quarter of 2011, Bank Mutual recorded $1.8 million in additional loss provisions against two unrelated loan relationships aggregating $6.7 million. These loans were secured by an office/warehouse and multi-tenant retail buildings. During the quarter Bank Mutual also recorded $1.5 million in loss provisions against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as certain residential and consumer loans. In addition, during the second quarter Bank Mutual recorded approximately $900,000 in additional loss provision that reflected management’s general concerns related to renewed weaknesses in housing markets and recent increases in unemployment. The impact of these developments, however, was substantially offset by $3.4 million in loss recaptures due to the payoff of $7.7 million in non-performing loans and the upgrade of a $1.4 million loan to performing status.
During the second quarter of the 2010 Bank Mutual recorded $4.1 million in loss provisions against seven unrelated loan relationships aggregating $15.9 million. These loans were secured by office, commercial, and retail buildings, developed land, and equipment and inventory. In addition, Bank Mutual recorded $1.2 million in loss provisions on a number of smaller commercial business, residential, and consumer loans during the quarter. Finally, Bank Mutual also recorded nearly $1.0 million in additional loss provisions during the second quarter of 2010 that reflected management’s general concerns related to continued declines in commercial real estate values, as well as continued weaknesses in economic conditions and employment.
On a year-to-date basis in 2011 Bank Mutual recorded $7.4 million in loss provisions against a number of multi-family, commercial real estate, and business loan relationships, as well as certain smaller residential and consumer loans. This development was offset by $3.4 million in loss recaptures in the second quarter, as previously described. The year-to-date loss provision in 2010 was $9.5 million due principally to $7.3 million in losses on a number of larger multi-family, commercial real estate, and business loans.
Service charges on deposits increased by $60,000 or 4.0% during the three months ended June 30, 2011, compared to the same quarter in 2010. On a year-to-date basis, service charges increased by $139,000 or 4.8% in 2011 compared to the same period in the previous year. Management attributes these improvements to an increase in Bank Mutual’s core deposit accounts, consisting of checking, savings, and money market accounts, which increased by $95.3 million or 11.4% during the twelve months ended June 30, 2011. In addition, management believes that challenging economic conditions during much of 2009 and 2010 resulted in reduced spending by consumers during those periods, which had an adverse impact on Bank Mutual’s transaction fee revenue, which consists principally of ATM, debit card, and overdraft fees.
Brokerage and insurance commissions were $832,000 during the second quarter of 2011, a $159,000 or 16.1% decline from the same period in the previous year. On a year-to-date basis, commissions were $1.4 million in 2011, a $131,000 or 8.3% decline from the same period in 2010. Commissions during the first six months of the previous year benefited from favorable trends in equity markets in that period, which resulted in increased revenue from sales of mutual funds and other equity investments. In addition, employment conditions in Bank Mutual’s local markets in early 2010 resulted in increased revenue from rollovers by customers’ of their employee benefit plans into products offered by Bank Mutual.

Net loan-related fees and servicing revenue was $333,000 during the three months ended June 30, 2011, compared to $94,000 in the same period of 2010. This revenue item was $584,000 during the six months ended June 30, 2011, compared to $252,000 in the same period of 2010. The following table presents the primary components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
		(Dollars in thousands)
Gross servicing fees	$678	$638	$1,360	$1,266
Mortgage servicing rights amortization	(477)	(560)	(993)	(1,036)
Mortgage servicing rights valuation (loss) recovery	—	(130)	6	(206)

Loan servicing revenue, net	201	(52)	373	24
Other loan fee income	132	146	211	228

Loan-related fees and servicing revenue, net	$333	$94	$584	$252

Gross servicing fees increased in the 2011 periods compared to the prior year periods as a result of an increase in the amount of loans that Bank Mutual services for third-party investors. As of June 30, 2011, Bank Mutual serviced $1.1 billion in loans for third-party investors compared to $1.0 billion at June 30, 2010. Related amortization has decreased in the 2011 periods due to slightly higher interest rates, which has resulted in fewer loan prepayments and slower amortization of the mortgage servicing rights. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against mortgage servicing rights. The change in this allowance is recorded as a recovery or charge, as the case may be, in the period in which the change occurs.
Gains on sales of loans were $520,000 in the second quarter of 2011 compared to $1.2 million in the same period last year. Year-to-date, gains on sales of loans were $1.1 million in 2011 compared to $1.8 million in the same six months of 2010. During the three and six months ended June 30, 2011, sales of one- to four-family mortgage loans were $36.4 million or 61.7% lower and $24.7 million or 23.5% lower than they were during the same periods in the previous year, respectively. Loan sales have declined in recent periods due to slightly higher market interest rates for fixed-rate, single-family mortgage loans, which has reduced borrower incentives to refinance existing mortgage loans. Bank Mutual typically sells most of the fixed-rate, single-family mortgage loans that it originates in the secondary market. Absent a significant decline in market interest rates for single-family mortgage loans, Bank Mutual expects that gains on sales of loans in 2011 will be significantly lower than they were in 2010.
Net gains on sales of investments were zero and $1.1 million during the three and six months ended June 30, 2011, respectively, compared to $6.7 million and $11.1 million during the same periods in 2010, respectively. In the first quarter of 2011 Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in future periods. During the first six months of 2010, Bank Mutual sold $319.9 million in longer-term, fixed-rate mortgage-related securities and $189.9 million in adjustable-rate mortgage-related securities.
In the second quarter of 2011 Bank Mutual recognized $389,000 in net other-than-temporary impairment (“OTTI”) losses related to its investment in certain private-label collateralized mortgage obligations (“CMOs”). As of June 30, 2011, Bank Mutual’s total investment in private-label CMOs was $74.8 million. These CMOs were purchased by Bank Mutual from 2004 to 2006, are secured by prime residential mortgage loans, and were rated “triple-A” at the time of their purchase. However, beginning in 2008 and continuing through the second quarter of 2011, certain of Bank Mutual’s private-label CMOs have been downgraded to less than investment grade. The net OTTI loss recognized in earnings during the second quarter of 2011 consisted of the credit portion of the total OTTI loss on three of Bank Mutual’s private-

label CMOs rated less than investment grade. These CMOs had a net carrying value of $7.8 million at June 30, 2011. The amount of the credit portion of the total OTTI loss was determined by an independent third-party review of the expected cash flows from these three CMOs, which included assumptions about future defaults and loss severities. Management attributes the net OTTI loss to renewed weakness in national housing markets in recent periods, which continues to result in lower values for residential properties on a nationwide basis. None of Bank Mutual’s remaining private-label CMOs were deemed to be other-than-temporarily impaired as of June 30, 2011. However, the collection of the amounts due on Bank Mutual’s private-label CMOs is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in additional losses being recorded through earnings in future periods.
Total non-interest expense, excluding goodwill impairment, was $18.6 million in the second quarter of 2011 compared to $17.7 million in the same quarter last year. Year-to-date, total non-interest expense, excluding the impairment, was $35.7 in 2011 compared to $34.3 million in the first six months of 2010. The increase in both periods was primarily caused by an increase in compensation-related expense, which was $9.6 million and $9.0 million during the three months ended June 30, 2011 and 2010, respectively, and $19.0 million and $17.7 million during six months ended as of the same dates, respectively. These increases were primarily due to an increase in compensation expense related to annual merit increases and Bank Mutual’s hiring of certain key management personnel. In April 2010 Mr. Baumgarten joined Bank Mutual as President and in late 2010 and early 2011 Bank Mutual hired two new senior vice presidents to manage commercial banking and credit administration and risk. In addition, during the first six months of 2011 Bank Mutual hired several commercial relationship managers experienced in originating loans and selling deposit and cash management services to the mid-tier commercial banking market, defined by Bank Mutual as business entities with sales revenues of $10 to $100 million. This is a new market segment for Bank Mutual.
Also contributing to the increase in compensation-related expense in the 2011 periods was an increase in costs related to Bank Mutual’s defined-benefit pension plan. This increase was caused by an increase in the number of qualified participants in the plan in recent periods, as well as a decline in the interest rate used to determine the present value of the pension obligation.
The increase in compensation-related expense between the 2011 and 2010 periods was partially offset by a decline in ESOP expense. Last year marked the scheduled end of a 10-year commitment to the ESOP. Bank Mutual does not intend to make additional contributions to the ESOP at this time. However, this decision is subject to review on a periodic basis and contributions may be reinstated in future periods.
Occupancy and equipment costs were $2.9 million during the second quarter of 2011 compared to $2.7 million in the same quarter of last year. On a year-to-date basis, occupancy and equipment costs were $5.8 million in 2011 compared to $5.7 million during the same six months in 2010. These increases were caused by modest increases in a variety of expense categories including depreciation, rent, utilities, maintenance and repairs, and data processing costs. These developments were offset somewhat by lower real estate taxes.
Federal deposit insurance premiums were $746,000 and $1.8 million during the three and six month periods ended June 30, 2011, respectively. These amounts compared to $1.0 million and $2.0 million during the same periods in 2010, respectively. Effective in the second quarter of 2011 the Federal Deposit Insurance Corporation (“FDIC”) implemented a new rule that changed the deposit insurance assessment base from an insured institution’s domestic deposits (minus certain allowable exclusions) to an insured institution’s average consolidated assets (minus average tangible equity and certain other adjustments). Bank Mutual’s deposit insurance costs declined as a result of the new rule because Bank Mutual has a relatively low level of non-deposit funding sources, such as FHLB advances.

Losses on foreclosed real estate were $2.2 million during the second quarter of 2011 compared to $2.1 million in the same quarter of last year. On a year-to-date basis, losses on foreclosed real estate were $2.9 million in 2011 compared to $3.0 million during the same six months in 2010. Since the beginning of 2010 Bank Mutual has experienced elevated losses on foreclosed real estate due to declining real estate values and weak economic conditions. If these conditions persist, future losses on foreclosed real estate could remain elevated in the near term.
Other non-interest expense increased by $280,000 or 9.5% and $328,000 or 5.6% during the three and six months ended June 30, 2011, respectively, compared to the same periods last year. These developments were the result of increased costs associated with the management of foreclosed real estate and increased legal, accounting, and other professional fees. These increases were partially offset by lower marketing and advertising costs between the periods.
Income tax expense was $266,000 during the three months ended June 30, 2011, compared to $162,000 in the same period of 2010. Income tax expense was $626,000 during the six months ended June 30, 2011, compared to $1.2 million during the same six months in 2010. Excluding the goodwill impairment from income (loss) before taxes, which is not deductible for income tax purposes, Bank Mutual’s effective tax rate (“ETR”) for the second quarter of 2011 and 2010 was 18.4% and 18.1%, respectively. Bank Mutual’s ETR for the six month periods in these years was 22.1% and 30.0%, respectively. Bank Mutual’s ETR was lower in the 2011 periods, as well as the second quarter of 2010, because non-taxable revenue, such as earnings from bank-owned life insurance (“BOLI”), comprised a larger portion of pre-tax earnings in those periods (excluding the goodwill impairment).
Bank Mutual’s portfolio of one- to four-family mortgage loans decreased slightly from $531.9 million at December 31, 2010, to $528.1 million at June 30, 2011. In recent periods the origination of one- to four-family loans that Bank Mutual retains in portfolio, which consists principally of adjustable-rate loans and, from time-to-time, fixed-loans with maturity terms of up to 15 years, have approximated loan repayments.
Multi-family and commercial real estate mortgage loan originations were $30.1 million during the six months ended June 30, 2011, compared to $14.7 million during the same period in 2010. Despite this increase, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans decreased from $495.5 million at December 31, 2010, to $465.0 million at June 30, 2011. This decrease was caused by loan payoffs and foreclosures that exceeded originations during the period. Originations of construction and development loans were $13.2 million during the six months ended June 30, 2011, compared to $20.2 million during the same period in 2010. Bank Mutual’s portfolio of construction and development loans declined by $6.6 million or 7.9% during the six months ended June 30, 2011. This decrease was caused in part by the reclassification of certain construction and development loans to permanent loans as a result of the completion of construction.
Consumer loan originations, including fixed-term home equity loans and home equity lines of credit, were $36.5 million during the six months ended June 30, 2011, compared to $38.4 million during the same period in the prior year. Bank Mutual’s consumer loan portfolio declined from $243.5 million at December 31, 2010, to $233.0 million at June 30, 2011.
Commercial business loan originations during the first six months of 2011 were $29.0 million compared to $7.4 million in the same period in 2010. Bank Mutual’s portfolio of commercial business loans increased by $27.2 million or 54.3%, from $50.1 million to $77.3 million during the six months ended June 30, 2011. In recent months Bank Mutual has been successful at attracting a number of new commercial business relationships as a result of its recent initiatives to expand its presence in the mid-tier commercial banking market, as previously noted. Mr. Baumgarten commented, “The experienced commercial relationship managers we have added in recent months have hit the ground running and we expect to add a few more quality individuals during the remainder of 2011.” Mr. Baumgarten continued, “We believe our product and service offerings, as well as changes in the competitive landscape for Wisconsin banking, will continue to create opportunities for Bank Mutual to capture additional commercial and retail market share.”
Bank Mutual’s interest-earning deposits, which consist primarily of overnight deposits held at the Federal Reserve of Chicago, declined from $184.4 million at December 31, 2010, to $105.3 million at June 30, 2011. This decline was primarily caused by the security purchases described in the next paragraph.
Bank Mutual’s available-for-sale securities portfolio increased by $112.2 million or 16.9% during the first six months of 2011. This increase was primarily the result of the purchase of $328.4 million in medium-term government agency mortgage-backed securities (“MBSs”) and CMOs during the period. The impact of these purchases was partially offset by $150.8 million in securities that were called by issuers during the period, as well as the sale of a $20.8 million mutual fund, as previously described.
Foreclosed properties and repossessed assets increased by $5.7 million or 29.3% during the six months ended June 30, 2011. This increase was caused by foreclosures related to a couple of larger commercial real estate loans, as well as number of smaller commercial real estate and single-family residential loans. This increase was partially offset by charge-offs on foreclosed properties due to continued declines in real estate values and weak economic conditions, as previously described.
Deposit liabilities decreased by $70.3 million or 3.4% during the six months ended June 30, 2011, to $2.01 billion compared to $2.08 billion at December 31, 2010. Core deposits, consisting of checking, savings, and money market accounts, declined by $14.5 million or 1.5% during the period while certificates of deposit declined by $55.8 million or 4.9%. Core deposits were higher than typical at December 31, 2010, due to the timing of certain local government tax deposits that had not been withdrawn as of that date. Over the last twelve months, core deposits have increased by $95.3 million or 11.4%. With respect to certificates of deposit, Bank Mutual has reduced the rates it offers on this product during the past year in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit since December 31, 2010.
Bank Mutual’s borrowings, which consist of advances from the FHLB of Chicago, were $149.4 million at June 30, 2011, compared to $149.9 million at December 31, 2010. As previously noted, Bank Mutual prepaid $756.0 million in high-cost borrowings from the FHLB of Chicago in December of last year. Bank Mutual recorded an $89.3 million expense in the fourth quarter of 2010 as a result of a prepayment penalty for this repayment. However, Bank Mutual also significantly reduced the average cost of its interest-bearing liabilities as a result of the repayment, as previously noted. The loan programs offered by the FHLB of Chicago are not related to funding programs offered by the U.S. government under its Troubled Asset Relief Program, more commonly known as “TARP,” in which Bank Mutual has not participated.
Other liabilities increased to $76.1 million at June 30, 2011, from $45.0 million at December 31, 2010. Most of this increase was caused by payables to securities brokers for securities purchased in June that were not delivered until July.
Shareholders’ equity decreased from $313.0 million at December 31, 2010, to $266.3 million at June 30, 2011. This decrease was principally caused by the $52.6 million goodwill impairment, as previously described. Bank Mutual’s ratio of shareholders’ equity to total assets was 10.55% at June 30, 2011, compared to 12.07% at December 31, 2010. Bank Mutual’s ratio of tangible equity to adjusted total assets, which excludes goodwill, was 10.55% at June 30, 2011, compared to 10.25% at December 31, 2010. Book value per share of Bank Mutual’s common stock was $5.76 at June 30, 2011, compared to $6.84 at

December 31, 2010. Tangible book value per share, which excludes goodwill, was $5.76 at June 30, 2011, compared to $5.69 at December 31, 2010.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of March 31, 2011 (the latest information available) and December 31, 2010, the subsidiary bank’s total risk-based capital ratio was 18.42% and 17.86%, respectively, and its Tier 1 capital ratio was 9.48% and 9.12%, respectively. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively. As previously noted, the goodwill impairment in the second quarter of 2011 will have no impact on the regulatory capital ratios for Bank Mutual’s subsidiary bank because goodwill is excluded from the regulatory capital calculations.
During the second quarter of 2011 Bank Mutual paid a cash dividend of $0.01 per share to shareholders. While Bank Mutual’s capital remains strong, regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. In addition, in 2010 Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which now imposes capital requirements on savings and loan holding companies such as Bank Mutual. These developments, and other requirements imposed by regulators (including our previously-disclosed agreement with them), may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock.
Bank Mutual’s non-performing loans declined by $15.2 million or 12.4% during the six months ended June 30, 2011. Non-performing assets, which include non-performing loans, declined by $9.6 million or 6.7% during this same period. Finally, loans classified by Bank Mutual as “special mention” and “substandard,” which includes all non-performing loans, declined by $4.5 million or 2.8% during the six months ended June 30, 2011. Bank Mutual’s level of non-performing loans and assets, as well as classified loans, is due to continuing weakness in economic conditions, low values for commercial and multi-family real estate, and high unemployment rates in recent years, which has resulted in increased stress on borrowers and increased loan delinquencies. Many properties securing Bank Mutual’s loans have experienced increased vacancy rates, reduced lease rates, and/or delays in unit sales, as well as lower real estate values. During the fourth quarter of 2010 in particular, management increased its assessment of the number of loans secured by commercial real estate, multi-family real estate, land, and commercial business assets that are or will likely become collateral dependent. In many instances, management’s assessment included loans that borrowers have managed to keep current despite underlying difficulties with the properties that secure the loans. As of June 30, 2011, non-performing loans included $43.4 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans, as well as an increasingly strict regulatory environment. Bank Mutual has continued to record periodic interest payments on these loans in interest income provided the borrowers have remained current on the loans and provided, in the judgment of management, Bank Mutual’s net recorded investment in the loan has been deemed to be collectible. The decline in Bank Mutual’s non-performing and classified loans during the six months ended June 30, 2011, was due to loans that were paid off or upgraded during the period, as previously described, as well as loans that were partially charged off because Bank Mutual had commenced and/or completed foreclosure proceedings during the period.
Bank Mutual’s allowance for loan losses declined to $38.6 million or 2.94% of total loans at June 30, 2011, compared to $48.0 million or 3.63% at December 31, 2010. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 35.8% at June 30, 2011, compared to 39.0% at December 31, 2010. The decrease in the allowance was caused by $13.4 million in net charge-offs, as well as $3.4 million in provision recaptures, as previously described. These developments were partially offset by $4.2 million in additional loss allowances established during the period, also as previously described. During the period Bank Mutual charged off $2.7 million related to three loans that aggregated $9.1 million and were paid off during the period. In addition, Bank Mutual charged off $7.5 million on seven loan relationships that aggregated $16.4 million on which management commenced and/or completed foreclosure proceedings during the period.
Management believes the allowance for loan losses at June 30, 2011, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
* * * * *
Cautionary Statements
The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual’s control, that could cause Bank Mutual’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including instability in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act and the transfer of regulatory authority from the Office of Thrift Supervision to the Office of the Comptroller of the Currency and the Federal Reserve Board; regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effect of the previously disclosed memoranda of understanding; potential changes in Fannie Mae and Freddie Mac, which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2010 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	June 30	December 31
	2011	2010
ASSETS
Cash and due from banks	$27,047	$48,393
Interest-earning deposits	105,294	184,439

Cash and cash equivalents	132,341	232,832
Securities available-for-sale, at fair value:
Investment securities	55,081	228,023
Mortgage-related securities	720,408	435,234
Loans held-for-sale, net	13,381	37,819
Loans receivable, net	1,313,835	1,323,569
Foreclosed properties and repossessed assets	24,945	19,293
Goodwill	—	52,570
Mortgage servicing rights, net	7,665	7,769
Other assets	255,458	254,709

Total assets	$2,523,114	$2,591,818

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,008,037	$2,078,310
Borrowings	149,391	149,934
Advance payments by borrowers for taxes and insurance	20,419	2,697
Other liabilities	76,106	44,999

Total liabilities	2,253,953	2,275,940

Equity:
Preferred stock — $0.01 par value:
Authorized - 20,000,000 shares in 2011 and 2010
Issued and outstanding — none in 2011 and 2010	—	—
Common stock — $0.01 par value:
Authorized - 200,000,000 shares in 2011 and 2010
Issued - 78,783,849 shares in 2011 and 2010
Outstanding - 46,228,984 shares in 2011 and 45,769,443 in 2010	788	788
Additional paid-in capital	490,019	494,377
Retained earnings	138,946	191,238
Accumulated other comprehensive loss	(2,900)	(6,897)
Treasury stock - 32,554,865 shares in 2011 and 33,014,406 in 2010	(360,590)	(366,553)

Total shareholders’ equity	266,263	312,953
Non-controlling interest in real estate partnership	2,898	2,925

Total equity including non-controlling interest	269,161	315,878

Total liabilities and equity	$2,523,114	$2,591,818

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended June 30
	2011	2010
Interest income:
Loans	$17,546	$19,879
Investment securities	1,281	4,454
Mortgage-related securities	4,033	5,153
Interest-earning deposits	46	100

Total interest income	22,906	29,586

Interest expense:
Deposits	5,010	7,426
Borrowings	1,790	9,764
Advance payment by borrowers for taxes and insurance	1	1

Total interest expense	6,801	17,191

Net interest income	16,105	12,395
Provision for loan losses	805	6,150

Net interest income after provision for loan losses	15,300	6,245

Non-interest income:
Service charges on deposits	1,559	1,499
Brokerage and insurance commissions	832	991
Loan-related fees and servicing revenue, net	333	94
Gain on loan sales activities, net	520	1,164
Gain on sales of investments, net	—	6,687

Other than temporary impairment (OTTI) losses:
Total OTTI losses	(1,299)	—
Non-credit portion of OTTI losses	910	—

Net OTTI losses	(389)	—

Other non-interest income	1,904	1,955

Total non-interest income	4,759	12,390

Non-interest expense:
Compensation, payroll taxes, and other employee benefits	9,602	8,998
Occupancy and equipment	2,850	2,692
Federal insurance premiums and special assessment	746	1,010
Loss on foreclosed real estate, net	2,182	2,088
Other non-interest expense	3,234	2,954

Total non-interest expense before goodwill impairment	18,614	17,742
Goodwill impairment	52,570	—

Total non-interest expense	71,184	17,742

Income (loss) before income tax expense	(51,125)	893
Income tax expense	266	162

Net income (loss) before non-controlling interest	(51,391)	731
Net loss (income) attributable to non-controlling interest	14	—

Net income (loss)	$(51,377)	$731

Per share data:
Earnings (loss) per share-basic	$(1.12)	$0.02

Earnings (loss) per share-diluted	$(1.12)	$0.02

Cash dividends paid	$0.01	$0.07

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended June 30		Six Months Ended June 30
Loan Originations and Sales	2011	2010	2011	2010
Mortgage loan originations:
One- to four-family	$56,230	$72,735	$100,135	$125,099
Multi-family	2,146	8,392	7,710	12,253
Commercial real estate	13,384	1,068	22,398	2,432
Construction and development	5,955	16,144	13,247	20,216

Total mortgage loans	77,715	98,339	143,490	160,000

Consumer loan originations	19,696	23,255	36,507	38,420
Commercial business loan originations	23,865	3,044	29,009	7,445

Total loans originated	$121,276	$124,638	$209,006	$205,865

Mortgage loan sales	$22,582	$58,979	$80,197	$104,890

	June 30	December 31
Loan Portfolio Analysis	2011	2010
Mortgage loans:
One- to four-family	$528,091	$531,874
Multi-family	224,578	247,210
Commercial real estate	240,408	248,253
Construction and development	76,885	83,490

Total mortgage loans	1,069,962	1,110,827
Consumer loans	233,022	243,498
Commercial business loans	77,332	50,123

Total loans receivable	1,380,316	1,404,448
Allowance for loan losses	(38,573)	(47,985)
Undisbursed loan proceeds and deferred fees and costs	(27,908)	(32,894)

Total loans receivable, net	$1,313,835	$1,323,569

Loans serviced for others	$1,080,955	$1,076,772

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Non-Performing Loans and Assets	2011	2010
Non-accrual mortgage loans:
One- to four-family	$15,150	$18,684
Multi-family	33,007	31,660
Commercial real estate	42,371	41,244
Construction and development loans	13,278	26,563

Total non-accrual mortgage loans	103,806	118,151

Non-accrual consumer loans:
Secured by real estate	1,386	1,369
Other consumer loans	203	275

Total non-accrual consumer loans	1,589	1,644
Non-accrual commercial business loans	1,943	2,779

Total non-accrual loans	107,338	122,574
Accruing loans delinquent 90 days or more	360	373

Total non-performing loans	107,698	122,947
Foreclosed properties and repossessed assets	24,945	19,293

Total non-performing assets	$132,643	$142,240

Non-performing loans to loans receivable, net	8.20%	9.29%
Non-performing assets to total assets	5.26%	5.49%

	June 30	December 31
Classified Loans	2011	2010
Mortgage loans:
One- to four-family	$17,092	$18,972
Multi-family	40,141	55,011
Commercial real estate	64,523	47,937
Construction and development	23,745	29,546

Total mortgage loans	145,501	151,466
Consumer loans	1,622	1,763
Commercial business loans	6,890	5,298

Total	$154,013	$158,527

	Six Months Ended June 30
Activity in Allowance for Loan Losses	2011	2010
Balance at the beginning of the period	$47,985	$17,028
Provision for loan losses	3,985	9,516

Charge-offs:
One- to four-family	(2,266)	(219)
Multi-family	(2,981)	—
Commercial real estate	(5,419)	(3,581)
Construction and development loans	(2,472)	—
Consumer loans	(463)	(395)
Commercial business loans	(379)	(152)

Total charge-offs	(13,980)	(4,347)

Total recoveries	583	34

Net charge-offs	(13,397)	(4,313)

Balance at the end of the period	$38,573	$22,231

Net charge-offs to average loans, annualized	1.96%	0.58%

	June 30	December 31
Allowance Ratios	2011	2010
Allowance for loan losses to non-performing loans	35.82%	39.03%
Allowance for loan losses to total loans	2.94%	3.63%

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Deposit Liabilities Analysis	2011	2010
Non-interest-bearing checking	$97,167	$94,446
Interest-bearing checking	212,562	219,136
Savings accounts	218,903	210,334
Money market accounts	404,756	423,923
Certificates of deposit	1,074,649	1,130,471

Total deposit liabilities	$2,008,037	$2,078,310

	Three Months Ended June 30		Six Months Ended June 30
Selected Operating Ratios	2011	2010	2011	2010
Net interest margin (1)	2.82%	1.54%	2.82%	1.65%
Net interest rate spread	2.71%	1.33%	2.70%	1.43%
Return on average assets	(8.09)%	0.08%	(3.88)%	0.16%
Return on average shareholders’ equity	(67.80)%	0.73%	(32.72)%	1.41%
Efficiency ratio (2)	87.58%	98.03%	85.41%	93.23%
Non-interest expense as a percent of average assets (3)	2.93%	2.04%	2.75%	1.97%
Shareholders’ equity to total assets at end of period	10.55%	11.40%	10.55%	11.40%
Tangible common equity to adjusted total assets at end of period (4)	10.55%	10.04%	10.55%	10.04%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing non-interest expense before goodwill impairment by the sum of net interest income and non-interest income less net investment gains and net OTTI loss for the periods indicated.

(3)	Non-interest expense is defined as non-interest expense before goodwill impairment.

(4)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less goodwill divided by total assets less goodwill.

	Three Months Ended June 30		Six Months Ended June 30
Other Information	2011	2010	2011	2010
Average earning assets	$2,283,240	$3,228,266	$2,261,974	$3,216,590
Average assets	2,541,491	3,471,563	2,591,330	3,484,857
Average interest bearing liabilities	2,097,592	2,939,791	2,065,943	2,923,036
Average shareholders’ equity	303,118	399,886	307,642	401,503
Average tangible shareholders’ equity (5)	263,691	347,316	262,582	348,933
Weighted average number of shares outstanding:
As used in basic earnings per share	46,060,106	45,441,024	45,900,900	45,524,148
As used in diluted earnings per share	46,060,106	45,787,348	45,900,900	45,914,185

(5)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill.

	June 30	December 31
	2011	2010
Number of shares outstanding (net of treasury shares)	46,228,984	45,769,443
Book value per share	$5.76	$6.84

	June 30	December 31
Weighted Average Net Interest Rate Spread	2011	2010
Yield on loans	5.22%	5.45%
Yield on investments	2.61%	2.74%
Combined yield on loans and investments	4.25%	4.55%
Cost of deposits	0.97%	1.12%
Cost of borrowings	4.79%	4.79%
Total cost of funds	1.23%	1.37%
Interest rate spread	3.02%	3.18%